Exhibit 15

Letter re: Unaudited Interim Financial Information

John Bean Technologies Corporation

Chicago, Illinois

Re: Registration Statements on Form S-8 (No. 333-152682 and 333-152685)

With respect to the subject registration statements, we acknowledge our awareness of the incorporation by reference therein of our report dated August 5, 2009, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Chicago, Illinois

August 5, 2009